Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into June 26, 2026 (“Effective Date”), by and between Quantum Drones corporation, a Nevada corporation (“Buyer”) and Arcade Technology LLC, a Connecticut limited liability company (“Seller”).

WHEREAS, Seller is engaged in the business of providing precision metal stamping services as well as tool design and manufacturing services under the trade name Arcade Metal Stamping (the “Business”); and

WHEREAS, Seller’s affiliate Arcade Realty LLC (as “Seller”) and Buyer’s parent, Quantum Cyber, N.V. a Dutch Corporation, as “Purchaser”, have entered into an Purchase and Sale Agreement (the “PSA”) as of even date, for the purchase of that certain real property known at 38 Union Avenue, Bridgeport, Connecticut (the “Property”), and the parties hereto intend that the closings under the PSA and this Agreement occur simultaneously.

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s assets used in the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and mutual agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. TERMS OF AGREEMENT

1.1 Assets to be Sold by the Seller. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller agrees to sell and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, free and clear of all encumbrances of any kind, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights related to or used in the Business, whether, personal or mixed, tangible or intangible (including goodwill), wherever located, other than the Excluded Assets (collectively, the “Acquired Assets”), including without limitation, the following:

(a)	The trade name “Arcade Metal Stamping”;

(b)	The non-defective, non-obsolete inventory of the Business (“Inventory”);

(c)	All furniture, shelving, racking and other tangible personal property utilized in the operation of the Business (other than the Equipment);

(d)	All equipment used in the operation of the Business as more particularly identified on Schedule 1.1(d) which schedule will be populated and delivered at the Closing (“Equipment”)

(e)	All intellectual property assets of the Business, including all social media, google and like accounts registered to the Business;

(f)	All customer contracts and customer lists, accounts and all business records, including, but not limited to, files, logs, and any other documents or papers pertaining to the Business (Seller’s customer list is attached hereto as Schedule 1.1(f).);

(g)	All transferrable permits, licenses, certificates, approvals, consents, registrations and authorizations pertaining to the Business;

(h)	All phone numbers, email and physical address lists and databases related to or used in the Business;

(i)	All agreements, contracts, licenses, leases, commitments, arrangements or understandings, written or oral, including any sales orders or purchase orders (collectively, the “Contracts”), including but not limited to those items set forth on Schedule 1.1(i) which schedule will be populated and delivered at the Closing (the “Assigned Contracts”); and

(j)	Any goodwill associated with the Acquired Assets or the Business.

1.2 Certain Assets Excluded. Excluded from the Acquired Assets to be sold to Buyer are (collectively, “Excluded Assets”) (i) Seller’s cash and cash equivalents and (ii) accounts receivables owed to Seller from customers of the Business arising from pre-Closing sales (“Retained AR”), a schedule of which will be delivered at the Closing (“AR Schedule”).

1.3 Assumed and Excluded Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer assumes, effective as of the Closing, and from and after the Closing Buyer hereby agrees to pay, discharge or perform when due, as appropriate, all liabilities or obligations under the Assigned Contracts that relate to the period after Closing (excluding any obligations that relate to a breach of a Assigned Contract prior to the Closing) (“Assumed Obligations”). Except for the Assumed Obligations Buyer shall not assume any liabilities or obligations of any kind whatsoever (i) of Seller and/or (ii) relating to or arising out of the conduct of the Business or ownership/use of the Acquired Assets prior to the Closing Date, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter arising (collectively, “Excluded Liabilities”).

1.4 Purchase Price. The purchase price for the Acquired Assets shall be $900,000.00 (“Base Purchase Price”) plus the Inventory Value (collectively, the “Purchase Price”) and payable by means of wire transfer of immediately available funds on the Closing Date from Buyer to Seller. Notwithstanding the foregoing, at Buyer’s election, Buyer may increase or decrease the Purchase Price hereunder, provided that such increase or decrease is accompanied by a concomitant change in the Purchase Price of the Property, such that the aggregate consideration paid for the Property and the Business is $3,200,000.00 (prior to any applicable adjustments or accounting for the Inventory Value), and Buyer gives notice of such changes in the respective Purchase Prices of the Property and Business at least three (3) days prior to the Closing Date. $20,000.00 of the Purchase Price shall be paid as a deposit, with the balance due at Closing. The deposit under this Agreement shall be governed in the same manner as the “Deposit” described in the PSA, and this Agreement shall be interpreted as though such provisions of the PSA were incorporated in this Agreement. The Purchase Price shall be subject to the escrow provisions of Section 3(d) of the PSA.

1.5 Inventory Value. The parties shall agree on the value of the Inventory (“Inventory Value”) prior to the Closing in a separate written instrument (“Inventory Schedule”). Raw material will be valued at cost, works in progress will be valued at cost of raw material plus labor, and finished goods will be valued at 75.0% of the customer’s price.

1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in accordance with the methodologies set forth on Schedule 1.6. Buyer and Seller shall file all tax returns and like items (including IRS Form 8594) in a manner that is consistent with such allocation and neither Buyer nor Seller shall take any position for tax purposes which is inconsistent with such allocation unless required to do so by applicable law.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that both as of the Effective Date and as of the Closing Date:

2.1 Organization and Power; Authority. The Seller is a limited liability company validly existing under the laws of the State of Connecticut. The Seller possesses all requisite authority necessary to carry on the Business as presently conducted. The Seller has all necessary right, power and authorization to sign and perform all obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller and will be enforceable in accordance with their respective terms.

2.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires the Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any agreement or commitment to which the Seller is bound, (b) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Seller, or (c) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to the Seller.

2.3 Taxes. The Seller has duly filed all tax reports and returns which are required to be filed by the Seller. The Seller has fully paid or provided (or will provide at Closing) for all taxes, charges, interest and penalties due or claimed to be due with respect to the Seller or the Business by all taxing authorities. There are no tax liens upon any of the Acquired Assets or the Business, and there are no unpaid taxes which are or could become a lien on the Acquired Assets. There are no ongoing audits of any tax returns filed by the Seller.

2.4 Title. The Seller has good and marketable title to all of the Acquired Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, conditional sales agreements, or charges of any kind or character (other than the Secured Interests) and, upon Closing, Buyer will obtain the title to the Acquired Assets in the same such condition.

2.5 No Brokers or Finders. Seller has not retained any investment banker, broker, finder or similar advisor, or made any statement or representation to any party that would entitle such party to, or agreed to pay, any broker’s, finder’s, investment bankers’, advisor’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

2.6 Litigation. There is no litigation, proceeding or governmental investigation pending, or so far as is known to Seller, threatened, against Acquired Assets or relating to the Seller or the Business or the transaction contemplated by this Agreement, nor is there any basis known to Seller for such action. There are no orders, decrees or injunctions, regulations of any court or governmental department, commission, board, agency or instrumentality against Seller which affect, limit or control, or may affect, limit or control Seller’s method or manner of doing business.

2.7 Inventory. The Inventory which is ascribed value pursuant to Section 1.5 consists solely of material and goods of a quality and quantity which the Seller deems usable or saleable in the normal course of its business.

2.8 State of Assets. The Equipment being transferred hereunder is in reasonably good operating condition and working order and in a state of reasonable maintenance and repair, normal wear and tear and customary required maintenance excepted therefrom.

2.9 Obligations. Seller has no material obligations or liabilities (whether accrued, absolute, contingent or impending) of any nature not disclosed to Buyer (any liabilities contained in the financial statements provided by Seller to Buyer are deemed to have been disclosed).

2.10 Books and Records. The records and books of account of the Seller have been, and to the Closing, will be regularly kept and maintained on a consistent basis with preceding periods. All financial statements provided by Seller to the Buyer are materially true and accurate, and Seller has no obligations or liabilities (whether accrued, absolute, contingent or impending) of any nature that could interfere with Seller’s obligations hereunder.

2.11 Labor Practices. These are no pending unfair labor practice claims or other threatened or pending employment litigation pending concerning the Business. All employees are employed on an “at will” basis (with the Business not subject to any collective bargaining agreements) and are employed legally except as disclosed to the Buyer. Seller abides by all applicable wage and hours laws. Seller represents that there are no pension, retirement, or other employee benefit plans for which Seller has a monetary obligation.

2.12 Assignment. Seller has not: (i) made a general assignment for the benefit of its creditors, (ii) filed any petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or judicial seizure of all or substantially all of its assets, or (v) admitted in writing its inability to pay its debts as they come due.

2.13 No Unfunded Retirement Liabilities. Seller has no unfunded or underfunded pension, 401(k), profit sharing or other so-called “retirement plan” liabilities and will not have any of same as of the Closing Date. At Closing, Seller shall terminate its retirement plans and cause beneficiaries to be able to roll their benefits over to IRAs or other accounts for which the Company has no direct, indirect or fiduciary liability.

III. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that both as of the Effective Date and as of the Closing Date:

3.1 Legal, Valid and Binding Agreement. All action of the Buyer necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant thereto and to consummate the transactions contemplated hereby has been properly taken. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of the Buyer.

3.2 No Brokers or Finders. Buyer has not retained any investment banker, broker, finder or similar advisor, or made any statement or representation to any party that would entitle such party to, or agreed to pay, any broker’s, finder’s, investment bankers’, advisor’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

IV. CLOSING

4.1 Closing. Subject to satisfaction of the conditions to Closing set forth in Sections 4.3 and 4.4, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the third (3rd) day following expiration of the Due Diligence Period (or such earlier date as agreed to be the parties) by means of the following (completed in the following order and promptly in succession to one another): (1) electronic exchange of Closing Deliverables, (2) electronic fund transfer of the Purchase Price from Buyer to Seller and (3) transfer of the Acquired Assets from Seller to Buyer. The Closing shall be deemed effective as of 12:00 A.M. Eastern Time on the day that the Closing occurs (“Closing Date”). The Closing hereunder shall occur simultaneously with the Closing under the PSA.

4.2 Closing Deliverables. At the Closing:

(i)	Seller shall deliver to the Buyer:

(a)	bill of sale duly executed by Seller transferring the Acquired Assets to Buyer (“Bill of Sale”);

(b)	a members consent authorizing the transactions contemplated hereunder;

(c)	the Inventory Schedule;

(d)	The Employee Agreements described in Section 5.10 hereinbelow;

(e)	Schedule 1.1(d);

(f)	Schedule 1.1(i);

(g)	AR Schedule; and

(h)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ii)	Buyer shall deliver to the Seller:

(a)	countersigned Bill of Sale;

(b)	countersigned Inventory Schedule;

(c)	countersigned Employee Agreements described in Section 5.10 hereinbelow;

(d)	corporate consent authorizing the transactions hereunder; and

(e)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

The items in this Section 4.2 shall collectively be the “Closing Deliverables”.

4.3 Buyer’s Conditions to Closing.

(a) For the ten (10) days immediately following the Effective Date (the “Due Diligence Period”), Seller shall provide Buyer, its officers, directors, employees and representatives with reasonable access to Seller’s books, records, accountings, documents, contracts and other information pertaining to Seller, the Business and the Acquired Assets, and Seller will cause its officers, directors, employees and representatives to provide such requested information and make themselves fully available to facilitate and participate in Buyer’s due diligence investigation of Seller, the Business and the Acquired Assets. Buyer shall have the right in its sole and absolute discretion to terminate this Agreement by providing Seller written notice of Buyer’s election to cancel the Agreement prior to the expiration of the Due Diligence Period, in which event the parties shall have no further obligations to the other hereunder.

(b) If Seller is required by law to pay sales and use tax, Buyer shall either (I) have received a notice from the Connecticut Department of Revenue Services (the “DRS Notice”) of the requirements necessary for the Department of Revenue Services to issue the Clearance Certificate on behalf of the Seller for sales and use taxes under Section 12-424 of the Connecticut General Statutes (the “Clearance Certificate), with the amount of liability set forth in such DRS Notice as the estimated tax liability (the “Escrow Funds”) to be withheld at the Closing from the Purchase Price and paid over to the Connecticut Department of Revenue Services; or (II), if Buyer has not received the DRS Notice, Buyer shall withhold from the Purchase Price the Estimated Escrow and post such monies with Buyer’s counsel in escrow in accordance with Section 5.5.

4.4 Seller Condition to Closing. The obligation of Seller to consummate the Closing is subject to an affiliate of Buyer closing on the purchase of title to 38 Union Avenue, Bridgeport, CT from Arcade Realty LLC.

V. COVENANTS AND AGREEMENTS

5.1 Conduct of the Business. From the Effective Date through the Closing, Seller shall conduct the Business in the normal and regular manner and use its best efforts to preserve the Acquired Assets, the Business and the goodwill and relationships of its clients, customers, employees, suppliers and others having relationships with the Business. Seller shall maintain all Acquired Assets in substantially their present operating condition, repair and order, reasonable wear and tear in the ordinary usage and casualty excepted. During the period that this Agreement is in force, Seller shall not, except with Buyer, directly or indirectly take, authorize or permit any action that would in any manner initiate, support, solicit, invite, encourage, facilitate, negotiate or discuss any agreement or transaction of any kind concerning the Business and/or Acquired Assets of the Seller.

5.2 Further Assurances. After the Closing, each of the parties hereto agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

5.3 Confidentiality. The parties will hold any information regarding this Agreement, the Seller, the Buyer, and all confidential and/or proprietary information relating to the Business (“Business Information”), Acquired Assets and the transactions contemplated hereby in strict confidence and will not divulge any such information to any third person (other than professional advisers), unless required by applicable law. No party may disclose any information regarding the amount, form, timing or structure of the consideration received or paid hereunder without the consent of the other, other than to the parties’ professional advisors. The parties agree that all information in their respective possession about the Business and Acquired Assets shall constitute confidential information belonging to the party furnishing the same and shall, from and after the Closing Date, be kept in strict confidence by them. Notwithstanding the foregoing, (i) after the Closing the Buyer shall solely and unilaterally control the Business Information and may take, or refrain from taking, any action with such information and (ii) Buyer may make such disclosures of information as are necessary to comply with the rules and regulations maintained by the Securities and Exchange Commission.

5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other like taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. The Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

5.5 Tax Clearance. If Seller is required to pay Sales and Use Tax under Connecticut law, Seller shall provide Buyer with all information needed so that Buyer can notify the Connecticut Department of Revenue Services (“DRS”) of the transaction and request tax clearance certificates which shall be requested no later than five (5) days after the Effective Date. Seller shall cooperate with Buyer in connection with said notification/request, and Seller and Buyer shall comply with all instructions from the DRS in connection therewith, including any requirements that a portion of the Purchase Price be withheld or remitted directly to the DRS. This obligation is absolute and without regard to whether Seller decides to dispute or contest the amount of liability the DRS claims may be owed or requires to be withheld and/or remitted. If the Buyer is not in possession of a so-called “escrow letter” from DRS prior to the Closing Date, the parties agree that Buyer’s legal counsel shall hold a sum (the “Estimated Escrow”) equal to 300% of the average monthly sales and use tax paid by Seller to DRS over the twelve (12) full calendar months immediately preceding the Closing Date. Once DRS provides its escrow letter, then within three (3) business days, (a) Buyer’s counsel shall remit from the Estimated Escrow to DRS the escrow requirement provided by DRS and (b) Buyer’s counsel shall pay over any excess Estimated Escrow to Seller or Seller shall pay to DRS the amount by which the DRS’s escrow requirement exceeds the Estimated Escrow, as the case may be. For purposes of clarity, if Seller is not required to pay sales and use tax, this Section 5.5 shall not apply.

5.6 Employees. Seller shall terminate all employees of the Business effective as of the Closing Date, and Buyer shall offer employment, on an “at will” basis and otherwise on terms substantially similar to those of which Seller provided, to all such employees whom Buyer desires to hire, effective as of the Closing Date. Seller shall be solely responsible, and Buyer shall have no obligation whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business for any period prior to the Closing Date, and Seller shall pay all such amounts to all persons entitled to such amounts up to the Closing Date, including, solely as to employees who are not hired by Buyer, all so-called “paid time off” to which such employees are entitled as of the Closing Date but have not yet taken.

5.7 Accounts Payable. Seller shall be solely responsible, and Buyer shall have no obligation whatsoever for, any accounts payable of the Business arising from purchases made prior to the Closing Date. At Closing, Seller shall provide Buyer with a schedule of all payables owed as of the Closing Date and copies of the payments made to the payees from the Closing proceeds.

5.8 Accounts Receivable. Following the Closing, Buyer shall assist Seller with the collection of the Retained AR. Buyer agrees to promptly pay over to Seller any payments made to Buyer against the Retained AR. Any post-Closing payments by a customer of the Business shall first be applied against any outstanding accounts receivable of such customer that constitute a portion of the Retained AR unless, and only if, such outstanding accounts receivable is disputed by such customer and the payment is specified by such customer to be made against accounts receivable arising from post-Closing time periods.

5.9 Liens. Seller shall, in connection with the Closing, cause all UCC filings and other liens and indebtedness to which Seller is obligated to be paid in full and terminated at Closing, including but not limited to the UCC-1s filed with the Connecticut Secretary of State as Original Financing Statement filing # 0005015192 and Original Financing Statement filing # 0003369119.

5.10 Employment. Buyer shall, effective as of the Closing Date, enter into employment agreements with each of William Rhone and Steven Pepe providing for the following (“Employment Agreements”, which Employment Agreements shall be negotiated by the parties during the Due Diligence Period):

a. William Rhone: base salary of $3,500 per week for 3 year term with non-compete covenants (if terminated without cause during the term, base salary plus stipend paid for the balance of the term as severance); and

b. Steven Pepe: base salary of $4,000 per week plus for 3 year term with non-compete covenants (if terminated without cause during the term, base salary plus stipend paid for the balance of the term as severance).

5.11 License for Use of 38 Union Avenue. Commencing as of the Effective Date, Seller grants Buyer a license to (i) dropship equipment to, and store such equipment at, 38 Union Avenue, Bridgeport, Connecticut and (ii) set-up and prepare Buyer’s equipment. Buyer shall pay $10,000/month (pro-rated as applicable) for the foregoing license. The license shall terminate upon the earlier of (i) the Closing and (ii) Seller’s written notice to Buyer that it is terminating the license, provided such notice must be given at least 30 days in advance and cannot be provided prior to termination of this Agreement. In the event of the termination of the license pursuant to the foregoing item (ii), all of Buyer’s equipment must be removed upon such termination; if such equipment is not removed, Buyer shall remain responsible for the license fee until removed. On the Effective Date, Buyer shall prepay one full month of the license fee and one pro-rated month of the license fee (measured from the Effective Date through the end of the month that the Effective Date falls within); if the Closing occurs prior the end of the month following the month the Effective Date falls within, any unearned license fee will be credited against the Purchase Price. Seller shall have no liability to Buyer for any damage to, or loss associated with, its equipment unless arising from Seller’s willful misconduct. Any due and unpaid license fee may be satisfied from the deposit hereunder in the event of the termination of this Agreement.

VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival and Limitations. The representations and warranties of Seller contained in this Agreement shall survive the Closing Date for a period of six (6) months. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify, defend and hold harmless the Buyer, and its officers, members, employees and agents (each a “Buyer Indemnitee”), from and against any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, taxes, costs, and expenses of every kind and nature (including reasonable attorneys’ fees) (collectively, “Losses”) that a Buyer Indemnitee may suffer, sustain or become subject to based upon, arising out of, with respect to or by reason of:

(a)	any violation, contravention or breach of any covenant, agreement or obligation of the Seller pursuant to this Agreement;

(b)	any inaccuracy, breach, or misrepresentation in any representation or warranty of the Seller contained in this Agreement; and/or

(c)	Excluded Liabilities.

6.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller and its officers and member (each a “Seller Indemnitee”), from and against any Losses that a Seller Indemnitee may suffer, sustain or become subject to based upon, arising out of, with respect to or by reason of:

(a)	any violation, contravention or breach of any covenant, agreement or obligation of the Buyer pursuant to this Agreement;

(b)	any inaccuracy, breach, or misrepresentation in any representation or warranty of the Buyer contained in this Agreement;

(c)	the Assumed Obligations; and/or

(d)	all post-Closing operations of the Business.

6.4 Notice of Matters Involving Third Parties. Promptly after receipt by a Seller Indemnitee or Buyer Indemnitee, as applicable (the “Indemnified Party”), of notice of the commencement of any claim by a third party against it that the Indemnified Party is entitled to indemnification hereunder, such Indemnified Party will give prompt notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice.

6.5 Direct Claims. Any claim by an Indemnified Party for Losses which do not result from third party claims shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.

6.6 Limitations. In no event shall the obligations of the Seller under this Section 6 exceed, in the aggregate, $900,000.00 plus the Inventory Value. The obligations of the Seller under this Section 6 to indemnify the Buyer Indemnitees for certain Losses shall be reduced by any insurance proceeds or similar payments actually received by the Buyer Indemnitees (or their affiliates) that are responsive to such Losses. The indemnification obligations of the parties under this Section 6 shall terminate on the one (1) year anniversary of the Closing Date.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes to the fullest extent permitted by law.

6.8 Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 6.

VII. TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing;

(a)	by mutual written consent of the parties hereto;

(b)	by Buyer pursuant to the terms and condition of Section 4.3(a);

(c)	by Buyer by written notice to Seller if (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller’s or Owner’s receipt of written notice of such breach by Buyer or (ii) a Material Adverse Effect has occurred; or

(d)	by Seller by written notice to Buyer if the Due Diligence Period has expired, Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach by Seller.

A default by either party hereunder under this Agreement shall constitute a default under the PSA, and a default by either party under the PSA shall constitute a default under this Agreement.

In the event of a termination of this Agreement pursuant to this Section 7.1(a) or Section 7.1(b), the parties shall have no further obligations to each other hereunder.

In the event of a termination of this Agreement pursuant to Section 7.1(d), Seller’s sole remedy shall be retention of Buyer’s deposit, plus any rights to be paid license fees under the PSA. In the event of Seller’s default which would permit Buyer to terminate this Agreement pursuant to Section 7.1(c), Buyer may elect either (i) to terminate and receive a return of Buyer’s deposit or (ii) specific performance.

A “Material Adverse Effect” means, with respect to any person or entity, any event, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (x) the assets, liabilities, financial condition, Business or results of operations of Seller or (y) the ability of Seller to consummate the transaction.

VIII. GENERAL PROVISIONS

8.1 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand delivered, sent via electronic mail or if mailed, by certified mail, postage prepaid, addressed to the appropriate party at the addresses set forth at the end of this Agreement. Any party may, from time to time designate by written notice pursuant to this Section 8.1 any other address or party to which such notice or communication or copies thereof shall be sent. Attorneys receiving notices shall promptly confirm receipt if so requested in the notice received by the sender of the notice.

8.2 Expenses. Each party shall bear their own expenses incurred in connection with this transaction.

8.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, legal representatives, heirs and assigns. Neither Seller nor Owner may assign their rights or obligations hereunder without the written consent of Buyer; Buyer may assign its rights hereunder to an entity under the control of Buyer.

8.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, including that certain Letter of Intent dated June 3, 2026 between Seller and Buyer (or an affiliate of Buyer). This Agreement may not be modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the parties hereto. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.5 Legal Fees. In the event that any party institutes any legal suit, action, claim or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action, claim or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

8.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7 Electronic Signature. This Agreement may be signed electronically.

8.8 Computation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m. Eastern Time.

8.9 Waiver of Conditions. Notwithstanding any provision of this Agreement, either party may at its option waive any provision that is a condition to his, her or its performance hereunder and close the transaction.

8.10 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. The parties submit to the exclusive jurisdiction of the courts of Fairfield County, in the State of Connecticut and of the United States of America located in such County and State for any legal proceeding arising out of or relating to this Agreement. The parties irrevocably waive, to the fullest extent that they may do so, any objection that they may now or hereafter have to the laying of venue of any such proceeding brough in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement as the date first set forth above.

SELLER:

ARCADE TECHNOLOGY LLC

/s/ Steven Pepe
Name: Steven Pepe
Its: Member
Address: 38 Union Avenue, Bridgeport, CT 06607
Email address: steve_pepe@snet.net

BUYER:

QUANTUM DRONES CORPORATION.

/s/ Peter O’Rourke
Name: Peter O’Rourke
Its: President
Address: c/o Quantum Cyber N.V., 1501 Belvedere Road, Suite 500, West Palm Beach, FL 33406
Email address: porourke@quantum-cyber.ai

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Schedule 1.1(d)

Equipment

*closing deliverable

Schedule 1.1(f)

Customer List

*closing deliverable

Schedule 1.1(i)

Assigned Contracts

*closing deliverable

Schedule 1.6

Purchase Price Allocation

Inventory (Class III)	Inventory Value, as set forth in the Inventory Schedule

Fixed Assets (Class V)	$366,000.00

Goodwill and Going Concern Value (Class VII)	Balance of Purchase Price